Exhibit 10.21

EMPLOYMENT AGREEMENT
OF
JOSEPH THIEWES

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of January 23, 2025 (the “Effective Date”), by and between PRECISION AEROSPACE GROUP, INC., a Florida corporation (“Employer”), and JOSEPH THIEWES (“Employee”).

W I T N E S S E T H:

WHEREAS, the Employer is in the business of precision machining, NDT testing, and manufacturing, and is a provider of products and services to the Defense and Commercial Aerospace, and Space industries through multiple subsidiaries (the “Company Business”);

WHEREAS, the Employee is experienced in managing the financial operations and strategy for companies engaged in similar businesses as that of the Employer;

WHEREAS, Employee’s experience and knowledge are considered to be necessary to the future success of the Company;

WHEREAS, Employer desires to employ Employee and enter into an agreement with Employee governing the terms and conditions of Employee’s employment, and Employee agrees to such employment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

1. Employment. Employer hereby employs Employee, and Employee hereby accepts employment with Employer, on the terms and conditions set forth in this Agreement.

2. Term of Employment. Employer agrees to employ Employee, and Employee agrees to be in the full-time employ of Employer, beginning on the Effective Date and continuing for a period of two (2) years thereafter, whereupon this Agreement shall terminate unless Employer provides notice to Employee prior to the expiration of the initial term of Employer’s intent to renew or extend this Agreement for an additional term, (“Employment Period”). Upon termination of Employee’s employment for any reason, Employer shall have no further obligation to Employee other than (i) payment of any earned and unpaid Base Salary (as hereafter defined) under Section 3(a); (ii) payment of any earned and unpaid Bonus (as hereafter defined) as applicable pursuant to Section 3(b); (iii) payment for any unused vacation in accordance with the vacation policy adopted by Employer for all employees similarly situated, (iv) reimbursement of any accrued and unpaid business expenses incurred prior to the termination date in accordance with Section 3(c), and (v) those other benefits under Section 3 which are required under the Employee Income Retirement Security Act of 1974, as amended, or other applicable laws. Upon termination of Employee’s employment for any reason, Employee shall have no further obligation to Employer pursuant to this Agreement except as set forth in Sections 6 through 10.

3. Compensation and Other Benefits.

a. Base Salary. As compensation for all services rendered by Employee in the performance of Employee’s duties and obligations under this Agreement, Employer shall pay Employee an annual base salary of $250,000.00 (the “Base Salary”). Employee’s Base Salary shall be payable in accordance with Employer’s payroll policies or at such intervals as Employer and Employee may hereafter agree to from time to time.

b. Annual Performance Bonus. Employee shall be entitled to an annual cash performance bonus of up to 30% percent of the Employee’s Base Salary, which will be based upon achievement of various levels of objectives (ranging from annually established performance objectives to milestones established by the Company’s Board of Directors.

c. Expense Reimbursement. Employee shall be entitled to be reimbursed by Employer for all reasonable and necessary expenses incurred by Employee in connection with carrying out Employee’s duties under this Agreement, to the extent such expenses are substantiated in writing and are in accordance with Employer’s standard policies regarding such reimbursements, including reimbursement for business travel. Included in expense reimbursement shall be (i) $150.00 per month for cell phone and internet access, (ii) executive office space within the Employee’s geographical area at a monthly rental agreed upon by the Employee and Employer unless the office space is provided or made available by the Employer.

d. Benefits. Employee shall be entitled during the Employment Period, upon satisfaction of all eligibility requirements, if any, to participate in all group health, dental, disability, sick leave, life insurance, and other benefit plans or fringe benefit programs now or hereafter established by Employer for similarly situated employees and shall receive such other benefits as may be approved from time to time by Employer.

e. Vacation. Employee shall be entitled to receive 20 days (four weeks) paid vacation annually in accordance with the regular vacation policy adopted by the Employer and shall be entitled to receive paid holidays as enjoyed by all other employees of Employer.

f. Equity Grant. Employee shall be reviewed annually to determine the Employee’s entitlement to a grant of common stock or other form of equity grant in the Company up to an amount equal to 30% of the Employee’s base salary. The amount of equity granted to the Employee and the vesting period of such grant shall be based upon the employee’s seniority, role in the Company, market benchmarking, and an examination of whether the Company meets its operational and financial milestones and projections established by the Company’s Board of Directors.

4. Duties.

a. Employee is employed to serve as the Chief Financial Officer (“CFO”) of the Employer subject to the control of the Employer’s Board of Directors. As CFO, Employee shall perform such duties and have such responsibilities as are typically associated with such position, including such duties and responsibilities as are prescribed by the Board of Directors of the Company (the “Board”) consistent with such position, including those specific duties contained on the Employee’s job description attached as Exhibit A.

b. Employee agrees that during the Employment Period, Employee shall devote full-time efforts to Employee’s duties as an employee of Employer, and Employee shall perform the duties of Employee’s position efficiently and competently and shall promote the interests of Employer and any affiliated companies. Employee may not work for any other employer during the Employment Period unless approved by the Employer’s Chief Executive Officer or the Board.

c. During the Employment Period, Employee agrees not to (i) solely or jointly with others undertake, join, plan for or organize any business activity competitive with the business activities of Employer, and (ii) directly or indirectly, engage or participate in any other activities in conflict with the best interests of Employer.

d. During the Employment Period, in the event that Employee shall be presented with, or made aware of, any commercial proposal, prospect, solicitation, deal, transaction or opportunity relating to the Business (“New Business Opportunity”), Employee shall immediately notify and present the terms and conditions of such New Business Opportunity to the Board of Directors of the Employer;

5. Termination of Employment. Employee’s employment and this Agreement shall terminate upon the earliest to occur of any of the following events (the actual date of such termination being referred to herein as the “Termination Date”):

a. The termination of the Agreement pursuant to Section 2;

b. The death of Employee:

c. The failure of Employee to be able to perform Employee’s duties hereunder for a period of not less than 60 days by reason of disability. For purposes of this Agreement, Employee shall be deemed to have become disabled when the Board of the Employer, upon the advice of a qualified physician, shall have determined that Employee has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing Employee’s duties under this Agreement. Before making any termination decision pursuant to this Section 5(c), the Board shall determine whether there is any reasonable accommodation (within the meaning of the Americans with Disabilities Act) which would enable Employee to perform the essential functions of Employee’s position under this Agreement despite the existence of any such disability. If such a reasonable accommodation is possible, Employer shall make that accommodation and shall not terminate Employee’s employment hereunder based on such disability; or

d. Employer may terminate Employee’s employment under this Agreement for cause without any prior notice, upon the occurrence of any of the following events (“Cause”):

(1) fraudulent behavior that causes or has the potential to result in harm to Employer, or any embezzlement or wrongful diversion of funds of Employer or any Company Affiliate by Employee;

(2) a material breach of this Agreement;

(3) gross malfeasance by Employee in the conduct of Employee’s duties;

(4) Employee fails to perform the Employee’s duties pursuant to the Employee’s job description (Exhibit A) or violates a written rule or policy of the Employer and fails to cure such violation within 15 business days after written notice or should the violation not be curable within such time, that the employee has taken such steps to commence to cure the violation.

(5) the charging of Employee with a felony, or any other crime or offense involving moral turpitude; or

(6) Employee’s use of alcohol or drugs in the workplace; (ii) Employee being under the influence of alcohol or illegal use of drugs in the workplace; or (iii) Employee’s violation of Employer’s drug policies in effect at the time of execution of this Employment Agreement and as later amended or implemented by Employer; provided, however, it shall not be deemed a violation under this Section 5(d) to use drugs prescribed by Employee’s doctor so long as Employee informs Employer and the use is consistent with the prescribed use.

d. Notwithstanding the provisions contained in Section Two of this Agreement, the Employee may voluntarily terminate Employee’s employment at any time following by providing at least 60 days prior written notice to Employer.

e. Employee may terminate Employee’s employment at any time in the event that Employer materially breaches this Agreement and Employer fails to cure such alleged breach within twenty (20) days after receipt of written notice describing, in reasonable detail, the nature of such alleged breach (“Good Reason”). Notwithstanding anything in this Agreement to the contrary, Employee must exercise such termination pursuant to this Section 5(e) for Good Reason within 30 days of the date Employee discovered, or through the exercise of reasonable diligence should have discovered, the occurrence of the Good Reason event.

f. Subject to payment of the Severance Payment, if applicable, Employer may terminate Employee’s employment by providing at least 30 days prior written notice to Employee.

Notwithstanding anything in this Agreement to the contrary and provided that Employee executes and does not revoke a legal release in form and substance acceptable to Employer in which Employee releases the Employer, its affiliates, directors, officers, employees, and agents from any and all claims arising on or before the date of such release (the “Release”), in the event that Employee’s employment is terminated by Employer for any reason other than Cause or the Employee terminates employment for Good Reason, then Employee shall be entitled to receive severance compensation in the amount equal to three (3) months of the Employee’s Base Salary and health benefits for three months (“Severance Compensation”). For the avoidance of doubt, the Severance Compensation shall not be due to Employee in the event Employee’s employment is terminated by Employer for Cause. The Severance Compensation, to the extent owed, will be paid to the Employee in substantially equal installments over the three-month term in accordance with the Employer’s regular payroll practices and shall be subject to all applicable federal, state, local, and foreign taxes and withholdings requirements.

Notwithstanding anything in this Agreement to the contrary, Employer may elect at any time to place Employee on “garden leave” during the period between the date when Employer provides notice to Employee of its intent to terminate Employee’s employment and the Termination Date, meaning that Employee will not perform work for Employer unless otherwise asked to do so in writing. During such time, Employee will continue to receive all regularly scheduled compensation as of the date Employee was placed on garden leave through the Termination Date, provided that (i) Employee remains available to perform services upon request through the Termination Date of this Agreement, and (ii) Employee continues to comply with the confidentially and Creations requirements and the restrictive covenants set forth in Sections 6 through 10.

6. Inventions and Creations Belong to Employer.

a. Any and all inventions, discoveries, improvements or creations (collectively, “Creations”) which Employee has conceived or made or may conceive or make during the Employment Period in any way, directly or indirectly, connected with Employer’s business shall be the sole and exclusive property of Employer. Employee agrees that all copyrightable works created by Employee or under Employer’s direction in connection with Employer’s business are “works made for hire” and shall be the sole and complete property of Employer and that any and all copyrights to such works shall belong to Employer. To the extent any of the works described in the preceding sentence are not deemed to be “works made for hire,” Employee hereby assigns all proprietary rights, including copyright, in these works to Employer without further compensation.

b. Employee further agrees to (i) disclose promptly to Employer all such Creations which Employee has made or may make solely, jointly or commonly with others during the period of employment to the extent connected with Employer’s business, (ii) assign all such Creations to Employer, and (iii) execute and sign any and all applications, assignments, or other instruments which Employer may deem necessary in order to enable Employer, at Employer’s expense, to apply for, prosecute and obtain copyrights, patents or other proprietary rights in the United States and foreign countries or in order to transfer to Employer all right, title and interest in said Creations.

7. Confidentiality; Ownership of Information. Employer agrees during the Employment Period, to provide Employee with access to such Confidential Information (as defined in Section 7(a)) owned by Company Affiliates and that is used in the operation of Company Affiliates’ business as reasonably necessary to allow Employee to perform Employee’s obligations hereunder. Employee acknowledges that Employer has agreed to provide Employee with a definite term of employment and with access to such Confidential Information of Employer during that term of employment.

a. Confidential Information Definition. For purposes of this Agreement, “Confidential Information” means information regarding Employer or the Company Affiliates that relates to or arises from the conduct of Employer or the Company Affiliates, as the case may be, or any portion thereof and is confidential or proprietary, whether or not it is expressly stamped or identified as being confidential, including, without limitation, the following regarding Employer or any of the Company Affiliates: (a) information regarding the operations, assets, liabilities or financial condition; (b) information regarding pricing, sales, marketing, costs, joint ventures and business alliances; (c) information regarding employees or sales representatives, including their identities, responsibilities, competence and compensation; (d) client lists or other information regarding current or prospective clients, including information regarding their identities, contact persons and purchasing patterns and terms and conditions of any contractual relationships; (e) information regarding current or prospective vendors, suppliers or other business partners; (f) forecasts, projections, budgets and business plans; (g) information regarding planned or pending acquisitions, divestitures or other business combinations; (h) trade secrets and proprietary information; (i) business methods, equipment, software programs, software source documents and formulae, in each case regarding current, future or proposed products or services (including information concerning their research, development, design details and specifications, and engineering); and (j) website designs, website content, proposed domain names, and data bases. Confidential Information also includes information received by Employer or any of the Company Affiliates from others which the Company Affiliates have an obligation to treat as confidential and information received by Employee from customers of Employer or any of the Company Affiliates. All information which becomes known to Employee as a result of employment, which Employee would reasonably believe is Confidential Information or which Employer takes measures to protect, shall be regarded as Confidential Information. “Confidential Information” shall not, however, include: (i) information which has been disclosed in the public domain through no fault of Employee or (ii) information disclosed in judicial or administrative proceedings to the extent Employee is legally compelled to disclose such information; provided, however, that Employee shall have: (1) used Employee’s commercially reasonable efforts to keep from disclosing such information; (2) provided Employer or the Company Affiliates, as applicable, with commercially reasonable notice of the request for such information before disclosure of such information; and (3) afforded Employer or the Company Affiliates, as applicable, the opportunity to obtain an appropriate protective order or other assurance (and cooperated with Employer or the Company Affiliates in obtaining such order and/or assurance), satisfactory to Employer or the Company Affiliates, as applicable, of confidential treatment of such information before Employee discloses such information.

b. No Disclosure. During the Employment Period and at all times thereafter, Employee shall not disclose or use in any manner, directly or indirectly, and shall use Employee’s best efforts and shall take all reasonable precautions to prevent the disclosure of, any such trade secrets or other Confidential Information, except to the extent required in the performance of Employee’s duties or obligations to Employer hereunder or by express prior written consent of a duly authorized member of the Board of Officers of the Employer.

c. Ownership of Information. Such Confidential Information is and shall remain the sole and exclusive property and proprietary information of Employer and the Company Affiliates, as applicable, or their respective customers, as the case may be, and is disclosed in confidence by either Employer or the Company Affiliates or permitted to be acquired from such customers in reliance on Employee’s agreement to maintain such Confidential Information in confidence and not to use or disclose such Confidential Information to any other person except in furtherance of Employer’s or the Company Affiliates’ business.

d. Return of Material. Upon the expiration or earlier termination of this Agreement for any reason, Employee shall immediately turn over to Employer all documents, disks or other magnetic media, or other material in Employee’s possession or under Employee’s control that (i) may contain or be derived from Creations or Confidential Information, or (ii) are connected with or derived from Employee’s services to Employer. Employee shall not retain any Confidential Information in any form (e.g., computer hard drive, microfilm, etc.) upon the expiration or earlier termination of this Agreement.

e. DTSA. As provided by the Defend Trade Secrets Act, 28 U.S.C. §1833(b) (the “DTSA”), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. The DTSA further provides that the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal. In the event Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, provided Employee files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

8. From and after the Effective Date until the termination of this Agreement and the payout of any Severance Compensation (the “Restricted Period”), Employee shall not, directly or indirectly, (i) enter into, engage in, consult, manage or otherwise participate in the operation of any business that competes with Employer or the Company Affiliates in the Company Business; (ii) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business that competes with Employer or the Company Affiliates in the Company Business; (iii) divert, entice or otherwise take away any existing or potential customers, business, patronage or orders of Employer or the Company Affiliates in the Business within the Restricted Territory, or attempt to do so; or (iv) promote or assist, financially or otherwise, any person engaged in any business that competes with Employer or the Company Affiliates in the Company Business. However, maintaining a passive investment of less than two percent (2.0%) of the aggregate equity of any person engaged in the Company Business and whose equity is publicly traded shall not be a violation of this Section 8.

9. Non-Solicitation.

a. During the Restricted Period, whether voluntary or otherwise, Employee shall not in any way, directly or indirectly (i) induce or attempt to induce any employee of Employer to terminate or reduce (in whole or in part) employment with Employer or the Company Affiliates; (ii) otherwise interfere with or disrupt Employer or the Company Affiliates’ with their respective employees; (iii) solicit, entice or hire away any employee of Employer or the Company Affiliates; or (iv) hire or engage any employee of Employer or the Company Affiliates or any former employee of the Company Affiliates whose employment with Employer or the Company Affiliates ceased less than one (1) year before the date of such hiring or engagement. Employee acknowledges that any attempt on the part of Employee to induce others to leave Employer’s or the Company Affiliates’ employ, or any effort by Employee to interfere with Employer’s or the Company Affiliates’ relationship with its other employees would be harmful and damaging to Employer and the Company Affiliates. Employee also acknowledges that this covenant is necessary to enable Employer and the Company Affiliates to maintain a stable workforce and remain in business.

b. During the Restricted Period, Employee shall not, directly or indirectly, solicit, encourage, or take any other action that is intended to induce or encourage any customer or supplier of Employer or the Company Affiliates to terminate, limit, or otherwise negatively alter such customer or supplier’s relationship with Employer or the Company Affiliates.

10. Non-Disparagement. The employee will refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, that disparages or damages or could reasonably disparage or damage the reputation, goodwill, or standing in the community of Employer or the Company Affiliates, their respective owners, officers, directors, employees, and contractors.

11. Remedies; Injunction. In the event of a breach or threatened breach of the provisions of this Agreement, in addition to and not in limitation of any other rights, remedies or damages available at law or in equity, a party seeking redress against the other party for breach of this Agreement shall be entitled to a permanent injunction without the necessity of proving actual monetary loss in order to prevent or restrain any such breach by the breaching party or by the breaching party’s partners, agents, representatives, servants, employees and/or any and all persons directly or indirectly acting for or with the breaching party. It is expressly understood between the parties that this injunctive or other equitable relief shall not be a party’s exclusive remedy for any breach of this Agreement, and the party seeking redress shall be entitled to seek any other relief or remedy which it may have by contract, statute, law or otherwise for any breach hereof.

12. Section 409A. If Employee becomes eligible for payments under this Agreement on account of Employee’s “separation from service,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the related regulations (collectively, the “Code”) and Employee is a “specified employee” within the meaning of Section 409A of the Code, as determined by Employer, any portion of the payments that either do not qualify under the “short-term deferral rule” or exceed two times the lesser of (A) Employee’s “annualized compensation” for the calendar year preceding the Employee’s separation from service (in each case, as those terms are defined under Section 409A of the Code), or (B) the maximum amount that may be taken into account under Section 401(a)(17) of the Code for the year in which the Employee’s separation from service occurs and which are not otherwise exempt from Section 409A of the Code, shall be accrued, without interest, and its payment delayed until the first day of the seventh month following the Employee’s separation from service, or if earlier, the Employee’s death, at which point the accrued amount shall be paid in a single, lump sum cash payment. The preceding provisions of this Section 12, however, should not be construed as a guarantee by Employer of any particular tax effect to Employee under this Agreement.

If any reimbursements or in-kind benefits provided by Employer pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Code, such reimbursements or in-kind benefits shall be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to Employee’s lifetime and the lifetime of Employee’s eligible dependents; (ii) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) Employee’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

13. Governing Law and Venue. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida, without regard to conflicts of laws principles. The venue for all legal or equitable actions shall be Miami-Dade County or Broward County, Florida.

14. Jury Trial Waiver. The parties knowingly and willingly waive a trial by jury in any dispute arising out of or in any way related to this Agreement.

15. Notices. Unless changed by written notice given by either Party to the other pursuant hereto, any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to the Employer or Employee as follows:

If to Employer, at:	Precision Aerospace Group, Inc.
20900 NE 36th Ave, 5th Floor
Aventura, FL 33180
Email:

or, If to Employee, at:	Joseph Thiewes
4009 NE Grant Street
Lee’s Summit, MO 64064
Email: josephgthiewes@yahoo.com

Except as otherwise expressly permitted herein, all notices required or permitted to be given hereunder shall be in writing and shall be deemed effective when personally delivered with signed receipt, e-mail or other electronic means with electronic confirmation of delivery, when delivered by overnight courier or when delivered by United States certified mail, postage prepaid and return receipt requested.

16. Taxes. All taxable compensation payable to Employee pursuant to this Agreement shall be subject to any applicable withholdings, including taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid by Employer to Employee.

17. Waiver of Breach. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver by Employer of any other prior or subsequent breach by Employee. No delay on the part of Employer in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

18. Severability. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort with competent jurisdiction, Employer and Employee shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all the remaining provisions of this Agreement shall remain in full force and effect.

19. Assignment. This Agreement may not be assigned by the Employee but may be assigned by Employer at any time to any successor of Employer, whether such successor is brought about by capital reorganization or consolidation of Employer with, or the merger of Employer into, any other corporation, or the sale of the properties and assets of Employer as, or substantially as, an entirety to any other corporation.

20. Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective legal representatives, heirs, successors and permitted assigns.

21. Entire Agreement; Amendments. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter of this Agreement and supersedes any prior agreement and understanding (whether oral or written). This Agreement may be modified or amended only by a written instrument executed by the parties hereto.

22. Attorneys Fees. In the event of any dispute between the parties regarding this Agreement, the prevailing party shall be entitled to be reimbursed for such prevailing party’s attorney’s fees and costs of court by the non-prevailing party.

23. Agreement Read, Understood and Fair. Employee has carefully read and considered all provisions of this Agreement and agrees that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of the interests of Employer and the Company Affiliates. Employee agrees that this offer of employment is dependent upon the consummation of the transactions contemplated by the Purchase Agreement, and Employer’s agreement to pay the compensation and benefits to Employee, as set forth in Section 3 and elsewhere, provides good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Employee acknowledges that Employer has advised Employee of Employee’s ability to consult with an attorney regarding this Agreement, and has given Employee a reasonable opportunity to do so. The parties hereto agree that this Agreement has been jointly drafted by the parties and that the Agreement will not be construed against either party as the drafter of the Agreement.

24. Survival. Notwithstanding any provisions herein to the contrary, upon the termination of this Agreement for any reason whatsoever, the provisions of this Agreement which by their nature require some action or forbearance after such termination (including but not limited to those related to payment, confidentiality, non-competition, non-solicitation, non-disparagement, intellectual property, and new business opportunities) shall survive such termination and be binding until any actions, obligations and/or rights therein provided have been completely satisfied or released.

25. Other Agreements. In the event Employee is party to any other non-competition, non-solicitation, non-disclosure, non-disparagement, confidentiality or similar agreement(s) applicable to the Confidential Information, the Business, or services provided to Employer by Employee, including but not limited to the Purchase Agreement (“Other Agreement(s)”), this Agreement shall not alter such Other Agreement(s), and the rights and remedies of Employer and the obligations of Employee contained therein are in addition to, and not in lieu of, the terms of this Agreement, the intent being that each of this Agreement and the Other Agreement(s) shall survive in accordance with their respective terms. However, in the event of a conflict between the terms of this Agreement and any Other Agreement(s), the provisions which provide the most protection to Employer, the Business and the Company Affiliates at such time shall govern.

26. Counterparts; Copies. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. PDF or other facsimile copies of this Agreement, when executed, shall have the same force and effect as originals.

SIGNATURES APPEAR ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties have executed this Agreement on this 23 day of January, 2025, effective as of the Effective Date.

EMPLOYER:
Precision Aerospace Group, Inc.

By:	/s/ Maynard J. Hellman
Maynard J. Hellman; Board Chairman

EMPLOYEE:

/s/ Joseph Thiewes
Joseph Thiewes

EXHIBIT A

JOB DESCRIPTION

The Employee’s responsibilities as Chief Financial Officer include but are not limited to the following:

Roles and Responsibilities:

Reporting to the Chief Executive Officer (CEO) and interfacing frequently with the Board of Directors and all stakeholders, the Chief Financial Officer (CFO) will be a strategic partner to the senior leadership team and the Board to lead the Company.

The CFO will be responsible for providing overall strategic and operational direction to the Company’s finance, accounting and other administrative functions. This role will assist the CEO, senior management team and Board in providing and evaluating ways to improve the business, identify KPIs and implement processes to increase growth, cash flow and profitability of the business, and deliver a compelling return on invested capital.

The CFO will be expected to provide business and operational analysis, strategic insight and tactical financial advice to be an effective business partner and trusted advisor to the CEO, senior management, and Board to drive long-term profitable growth. The CFO will be responsible for understanding and translating for the team how sales and operational levers can impact profitability and equity value creation.

The CFO will be expected to function at a broad-based, strategic level while being capable of driving detailed, tactical execution. More specifically, the CFO will be tasked with the following:

-	Strategic & Operationally Involved. Play a strategic role as a proactive advisor to the leadership team and the Board on growth strategies, corporate transactions, operating performance and cash flow trends as needed. As a true business partner to the CEO, assess organizational performance against both the annual budget and the Company’s long-term strategy. Work in conjunction with the CEO, senior management team and Board to maximize profitability, improve productivity, asset utilization and working capital.

-	Financial Planning & Analysis. Improving management reporting capabilities and internal analysis to facilitate understanding the drivers of growth and profitability for various channels, services, and customers through the development of business intelligence tools and KPIs to be used for supporting strategic decisions.

-	Accounting, Financial Reporting & Controls. Being responsible for the accounting, controls, and finance processes for the Company to ensure timely and informative reporting both internally and to investors. Responsible for providing professional reporting packages and with the quality and insight required by the management team, Board and investors.

-	Budgeting & Forecasting. Responsible for monthly, quarterly, and annual budgeting and forecasting to help senior management and the Board set and achieve long-term financial goals that align with the goals of the business.

-	Data & Trend Analysis. Ability to leverage and implement data analytics and business intelligence tools to drive real-time decision making, as well as operational tools to enhance performance and increase profitable growth. Strong track record of continuously improving and scaling systems that support a strong operational finance capability. Disciplines include business planning and analysis; audit process; tax; modeling; forecasting; and budgeting.

-	M&A. Work with the CEO, investors and the Board and play a key role in performing financial due diligence on potential acquisition targets as well as execute on the ultimate integration of functions such as financial reporting and forecasting, KPI tracking, treasury, contract, purchasing, information systems, human resources and other administrative functions. In addition to buyside M&A, the CFO will need to be an integral figure in the eventual sale of the Company both in terms of preparation for the process as well as responding to investment banker, consultant and potential buyer questions and information requests.

-	Treasury & Risk Management. Cash, and debt management including treasury responsibilities, cash flow, covenant and liquidity forecasting, and credit facility management.

-	Cash & Working Capital Management. Supporting the business team on the management of working capital, including forecasting and monitoring cash balances, line of credit (LOC) availability, improving, and implementing policies to optimize working capital – with specific focus on improving A/R DSOs, inventory turns, purchasing terms, and overall controls around reserves and write-offs.

-	Stakeholder & Employee Relations. Board, investor and lender reporting, communication, and covenant & credit agreement compliance monitoring. Provide financial advice and knowledge to others within the organization to all for informed decision making across all levels. The CFO will be invited to attend regularly scheduled Board meetings and be responsible for presenting financial matters.